EXHIBIT 99.1

NGP Capital Resources Company Announces Quarterly Dividend of $0.16 per Share and Update on Portfolio Activity

Houston, Sept. 16, 2014 (GLOBE NEWSWIRE) -- NGP Capital Resources Company (NASDAQ: NGPC) (the "Company") today announced that its Board of Directors has declared a quarterly dividend to stockholders in the amount of $0.16 per common share, consistent with the previous eight quarters.  The expected dividend payment date is October 7, 2014 to stockholders of record on September 30, 2014.

The Company determines the tax characteristics of its dividend distributions as of the end of the fiscal year, based on the taxable income for the full year and distributions paid during the year.  Taxable income available for distribution differs from consolidated net investment income under generally accepted accounting principles due to (i) temporary and permanent differences in income and expense recognition, (ii) capital gains and losses, (iii) activity at taxable subsidiaries, and (iv) the timing and period of recognition regarding dividends declared in December of one year and paid in January of the following year.  The tax characteristics for dividends paid in 2014 will be reported to each stockholder on Form 1099-DIV after the end of the year.  Based on the information available today, the final tax characteristics for dividend distributions in 2014 are expected to include ordinary taxable income and some return of capital.

The Company has an "opt out" dividend reinvestment plan, or "DRIP," for its stockholders.  Consequently, when the Company declares a cash dividend, stockholders who have not opted out of the DRIP automatically have their dividends reinvested in shares of NGPC common stock, rather than receiving their dividends in cash.  A stockholder who has elected to receive dividends in cash may re-enroll in the DRIP at any time by notifying the plan administrator.

Update on Portfolio Activity

Reference is made to "Note 6: Commitments and Contingencies - Legal Proceedings - ATP Litigation" included in Part I, Item 1 of our quarterly report on Form 10-Q for the quarterly period ended June 30, 2014.  On September 3, 2014, in the lawsuit styled NGP Capital Resources Company v. ATP Oil & Gas Corporation ("ATP"), Adv. Proc. No. 12-03443, in the U.S. Bankruptcy Court for the Southern District of Texas, Bennu Oil & Gas, LLC ("Bennu") filed a motion to dismiss claims between Bennu and the Company (the "Motion to Dismiss").  Pursuant to the Motion to Dismiss, Bennu stated that it does not desire to pursue affirmative claims against the Company for recharacterization or disgorgement of amounts that the Company had previously been paid from the Telemark properties.  Moreover, Bennu unequivocally disclaimed any intention to sue the Company regarding the characterization of the ORRIs as they relate to the Telemark properties, and further stated that it does not wish to pursue the litigation. The Motion to Dismiss does not seek to determine any claims, including claims of the Company, the bankruptcy estate or the numerous intervenors involved in the litigation, as outlined in our most recently filed quarterly report on Form 10-Q referenced above.  The court has not heard arguments related to the Motion to Dismiss, nor has it commented or ruled upon it.  The Motion to Dismiss could result in the resolution of a portion of the Company's ATP litigation; however, it does not seek to affect claims currently pending against the Company by the bankruptcy estate or the intervenors.  The Motion to Dismiss has not yet been set for hearing. We are evaluating Bennu's recent filings and intend to continue to vigorously defend against all claimants our position that the ORRIs constitute real property interests and are fully valid and enforceable pursuant to their terms.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940.  We principally invest in private companies and from time to time, we may also invest in public companies.  We invest primarily in senior secured and mezzanine loans according to our business plan and in some instances receive equity interests in portfolio companies in connection with such investments.  Our manager is NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management ("NGP ECM").  Founded in 1988, NGP ECM is a premier investment franchise in the natural resources industry, which together with its affiliates has managed approximately $13 billion in cumulative committed capital since inception. NGP ECM's investment platform includes Natural Gas Partners, NGP Global Agribusiness Partners, NGP Capital Resources Company and NGP Energy Technology Partners, L.P. More information can be found at www.ngpenergycapital.com.

Forward-Looking Statements

This press release may contain forward-looking statements.  We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements.  These forward-looking statements are subject to various risks and uncertainties.  Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the  future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international  economic conditions and their  impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC").

You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made.  We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing.  Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q, our definitive proxy statement filed August 21, 2014 and supplemental proxy materials filed September 15, 2014, in connection with our annual meeting, and in prospectuses we issue from time to time in connection with our offering of securities.  Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov, and in the Investor Relations section of our website at www.ngpcrc.com.  Prospective investors should read such materials carefully before investing.

INVESTMENT CONTACT:

Please send investment proposals to:

NGP Capital Resources Company 713-752-0062

Steve Gardner (sgardner@ngpcrc.com),

Michael Brown (mbrown@ngpcrc.com), or

Hans Hubbard (hhubbard@ngpcrc.com).

CONTACT:
         L. Scott Biar (investor_relations@ngpcrc.com), 713-752-0062.